MDRNA, Inc. Receives NASDAQ Notice Letter

BOTHELL, Wash., September 25, 2008 – MDRNA, Inc. (Nasdaq: MRNA) announced today that on September 19, 2008 it received a notification letter from the Listing Qualifications Department of the NASDAQ Stock Market. The notice, in accordance with NASDAQ Marketplace Rule 4450(a)(5) “Minimum Bid Price Requirement,” states that the Company’s common stock has closed below $1.00 per share for 30 consecutive business days. This notification has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

In accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until March 18, 2009, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days before March 18, 2009.

“We are executing on a plan to rebuild value for our shareholders and to ensure that our stock continues to be listed on NASDAQ,” stated J. Michael French, CEO of MDRNA, Inc. “We are confident we will be successful in our endeavors.”

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com